Exhibit (h)(23)

KEELEY FUNDS, INC.

ELEVENTH AMENDMENT TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS ELEVENTH AMENDMENT effective as of the 20th day of November, 2014, to the Transfer Agent Servicing Agreement, dated as of April 15, 2005, as amended on January 13, 2006, April 10, 2006, October 1, 2006, May 17, 2007, December 21, 2007, February 3, 2009, November 3, 2009, February 2, 2010, September 15, 2011 and December 1, 2011 (the “Agreement”), is entered into by and between KEELEY FUNDS, INC., a Maryland Corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 10 shall be superseded and replaced with the following:

10. Term of Agreement; Amendment; Early Termination

This Agreement shall become effective as of December 1, 2014 and will continue in effect for a period of two (2) years. Subsequent to the initial two-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

In the absence of any material breach of this Agreement, should the Company elect to terminate this Agreement prior to the end of the term, the Company agrees to pay the following fees:

a.	all monthly fees through the remaining life of the contract,(calculated by taking the total fees for the previous 12 months, dividing that total fee amount by 12 and multiplying that average monthly fee amount by the number of months that remain on the agreement);

b.	all fees associated with converting services to successor service provider;

c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider; and

d.	all out-of-pocket costs associated with a-c above.

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John L. Keeley, Jr.	By:	/s/ Michael R. McVoy
Name:	John L. Keeley, Jr.		Name: Michael R. McVoy
Title:	President		Title: Executive Vice President

Amended Exhibit A

to the Transfer Agent Servicing Agreement - Keeley Funds, Inc.

Separate Series of Keeley Funds, Inc.

KEELEY Small Cap Value Fund

KEELEY Small Cap Dividend Value Fund

KEELEY Small-Mid Cap Value Fund

KEELEY Mid Cap Value Fund

KEELEY All Cap Value Fund

KEELEY Alternative Value Fund

KEELEY Mid Cap Dividend Value Fund

KEELEY International Small Cap Value Fund

Amended Exhibit C to the Transfer Agent Servicing Agreement - Keeley Funds, Inc.

TRANSFER AGENT & SHAREHOLDER SERVICES

ANNUAL FEE SCHEDULE effective December 1, 2014 Services through November 30, 2016

Annual Fees for Keeley Funds Complex*

2.5 bpts on the first $2 billion in assets

2.0 bpts on assets over $2 billion

Included in the Basis Point charges are the following items: Current Per Account Charges, Telephone Toll-Free Lines, Mailing, Sorting and Postage, Stationary, Checks (mailing and printing), Envelopes, AML Verification Services and Base Fee, CURRENT Special Reports, Record Retention, Lost Shareholder Search, Disaster Recovery Charges, ACH fees, NSCC Profile Charges (Profile 1), NSCC Activity Charges, CURRENT DST Charges, Shareholder/Dealer Print Out (Daily Confirms, Quarterly Investor Confirms, Tax, Check Printing and Writing and Commissions), Current Voice Response (VRU) Maintenance and Development (15 CUSIPS, CURRENT Data Communication, Return Mail Processing, CURRENT Standard FATCA Charges, VISION IDs and Account Inquiry, Report Source, Cost Basis Reporting, Short Term Trader Reporting, Dealer Reclaim Services, CURRENT Money Market Fund Service Organization, Physical Certificate Processing, eCONNECT Shareholder Correspondence, NAV Faxing, and any other charges and services as of 11/30/2014.

Not included in the Basis Point charges are items such as but not limited to: Processing of Literature Fulfillment Services, Additional Data Communication and Implementation Charges, Additional Specialized Programming, Omnibus Conversions, Travel, Excess History, New Charges for Regulatory Events, FANweb Shareholder e-commerce, FAN Mail Electronic Data Delivery, Additional VISION products (currently IDs and Inquiry only), Programming Charges, Outbound Calling & Marketing Campaigns, Training, Excessive Trader, Investor Email Services, Additional Money Market Service Organizations, Charges Paid by Investors, Real Time Cash Flow, CUSIP Setup, CTI Reporting, Sales Reporting & 22c2 Reporting (MARS). Electronic Statements (Informa), Marketing and Fulfillment Solution (eCONNECT), Service/Data Conversion, Investor Statements sent more often than quarterly, Fed Wire Fees, Additional NSCC Profile Products beyond 1, and additional services mutually agreed upon.

* Subject to Annual CPI increase, Milwaukee, WI. (CPI reset at 12/1/2014)

Qualified Plan Fees (Billed to Investors)

$15.00 /qualified plan acct (Cap at $30.00/SSN)

$15.00 /Coverdell ESA acct (Cap at $30.00/SSN)

$25.00 /transfer to successor trustee

$25.00 /participant distribution (Excluding SWPs)

$25.00 /refund of excess contribution

Shareholder Fees (Billed to Investors)

$15.00 /outgoing wire transfer

$15.00 /overnight delivery

$ 5.00 /telephone exchange

$25.00 /return check or ACH

$25.00 /stop payment

$ 5.00 /research request per account (Cap at $25.00/request) (For requested items of the second calendar year [or previous] to the request)

All other expenses are billed at current rates.